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[MCGLADREY & PULLEN, LLP LETTERHEAD]

                                                                    Exhibit 16.1

Securities and Exchange Commission
Washington, D.C. 20549


Gentlemen:

     We were previously the independent accountants for Polaris Industries Inc. and on February 2, 1995 we reported on the financial statements of Polaris Industries Inc. as of and for the two years ended December 31, 1994. On August 1, 1995, we were dismissed as independent accountants of Polaris Industries Inc. We have read Polaris Industries Inc.'s statements included under Item 4 of its Form 8-K for August 2, 1995, and we agree with such statements.



                                                         McGladrey & Pullen, LLP

Minneapolis, Minnesota
August 1, 1995